FGL Holdings Reports First Quarter 2020 Results and Declares Common Stock Dividend

GEORGE TOWN, Cayman Islands: May 6, 2020 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the first quarter of 2020.
•Net Loss Available to Common Shareholders: $346 million, or $1.62 per diluted common share (per share), primarily driven by $379 million of unfavorable mark-to-market and other items which are not included in adjusted operating income1
•Adjusted Operating Income (AOI)1 Available to Common Shareholders: $33 million, or $0.15 per share, including $32 million, or $0.15 per share, of unfavorable notable items; compared to AOI for the first quarter of 2019 of $82 million, or $0.37 per share, including $17 million, or $0.08 per share, of favorable notable items
•Adjusted Operating Return on Equity (ROE)1: ROE of 17 percent
•Fixed Indexed Annuities (FIA) Sales: $831 million in the first quarter, an increase of 24 percent to the prior year, and a 5 percent increase over the sequential quarter
•Total Annuity Sales: $1,045 million in the first quarter, in line with the prior year quarter and a 13 percent increase over the sequential quarter
•Average Assets Under Management (AAUM)1: $28.9 billion for the first quarter, up 12 percent from prior year, primarily due to net new business asset flows
•Net Investment Spread1: FIA spread for the first quarter at 305 basis points, up 51 basis points from the prior year; All product spread for the first quarter at 224 basis points, up 7 basis points from the prior year
•Risk-Based Capital (RBC): Estimated RBC ratio at March 31, 2020 of approximately 425 percent

“While the COVID-19 health crisis has influenced all aspects of our lives, we are committed to protecting the health and safety of our employees while providing agents with flexible ways of continuing to do business,” said Chris Blunt, F&G President and Chief Executive Officer. “I’m proud to say that our products are working as designed, providing our policyholders with valuable guarantees when they need them most. We are closely monitoring the impacts of COVID-19 on our business, employees, and policyholders, and F&G is operating largely ‘business as usual’ with 96% of our employees working remotely.”

“Coming into the COVID-19 health crisis, our capital and liquidity position was strong and it remains so at the end of the quarter. First quarter sales results include FIA sales at record quarterly levels. While GAAP earnings experienced volatility caused by mark-to-market impacts, we expanded underlying spread in the quarter. F&G is financially strong and well positioned to execute on our long-term strategy.”

Regarding the announced merger with Fidelity National Financial, Inc (FNF), Mr. Blunt said, “We continue to work to close the transaction with FNF and are making progress toward a targeted closing by the end of the second quarter and no later than the beginning of the third quarter of 2020. We are excited to join the FNF family of companies and believe that, under FNF's ownership, we will be able to expand growth in our core channel, jump start our launch into new channels, and accelerate our path toward higher ratings.”

The table below reconciles the reported after-tax net loss to adjusted operating income (AOI)1 available to common shareholders.

(In millions)	Three Months Ended
	March 31, 2020	March 31, 2019
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)
Net income (loss)	$(338)	$171
Dividends on preferred stock	8	8
Net income (loss) available to common shareholders	(346)	163
Effect of investment losses (gains), net of offsets (2)	133	(70)
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2)	287	(17)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (2)	(39)	19
Effect of integration, merger related & other non-operating items	34	(3)
Tax impact of adjusting items	(36)	(10)
AOI available to common shareholders (1)	$33	$82

First Quarter Earnings Results

First quarter 2020 net loss available to common shareholders was $346 million, or $1.62 per share, compared with net income available to common shareholders of $163 million, or $0.74 per share, in the prior year. Results for first quarter 2020 reflect $379 million of unfavorable mark-to-market and other items, net of intangibles amortization and taxes, including the following; all of which have no impact on AOI1:
•$259 million unfavorable liability-related mark-to-market movement, including FIA related derivatives and embedded derivatives, fair value accounting for international subsidiaries and the preferred shares remarketing embedded derivative,
•$79 million unfavorable investment mark-to-market movement, primarily unrealized losses on preferred equity securities,
•$29 million unfavorable from increased allowances for expected credit losses in the quarter under ASC 326 Financial Instruments - Credit Losses, more commonly referred to as "CECL", and
•$12 million unfavorable merger related expenses.

First quarter 2020 adjusted operating income available to common shareholders was $33 million, or $0.15 per share, down 60 percent from $82 million, or $0.37 per share, in the prior year. Results included unfavorable notable items of $32 million, or $0.15 per share, primarily from $21 million tax valuation allowance, $5 million lower single premium immediate annuities mortality and other reserve adjustments, $4 million out of period nondeferred commission expense true-up, and $2 million project expenses. The prior year quarter included favorable notable items of $17 million, or $0.08 per share.

Summary Financial Results (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2020	March 31, 2019
Fixed indexed annuity (FIA) sales (1)	$831	$668
Total retail annuity sales (1)	$1,045	$1,053
Average assets under management (AAUM)(1)	$28,924	$25,862
Net investment spread - FIA (1)	3.05%	2.54%
Net investment spread - All products (1)	2.24%	2.17%
Net income (loss) available to common shareholders	$(346)	$163
Net income (loss) available to common shareholders per diluted share	$(1.62)	$0.74
AOI available to common shareholders (1)	$33	$82
AOI available to common shareholders per diluted share (1)	$0.15	$0.37
Weighted average common diluted shares	213.16	219.68
Total common shares outstanding	213.32	217.33
Book value per common share	$0.12	$6.15
Book value per common share excluding AOCI (1)	$6.82	$7.15

See footnotes below.

Sales Results
Total sales for the first quarter were $1.2 billion, up 5 percent from the prior year quarter. Total retail annuity sales were $1.0 billion for the quarter, in line with the prior year quarter.
Fixed indexed annuities sales in the first quarter were a record $831 million, an increase of 5 percent from the fourth quarter and up 24 percent over the prior year. The growth in FIA sales reflects our growth strategy and strong partnerships with our core independent marketing organizations (IMO's). The Company has taken pricing action, in light of lower available investment yields and in line with the competitive environment, to maintain our disciplined approach to new business and inforce profitability and capital management.

Multi-year guarantee annuities (MYGA's) sales were $114 million in the current quarter, compared to $280 million in the same period last year. The decline in sales compared to the prior year quarter was driven by the low interest rate environment. During the current quarter, F&G completed a $100 million funding agreement with the Federal Home Loan Bank (FHLB) under an investment spread strategy, compared to a $105 million funding agreement in the prior year quarter. The Company views FHLB volume as opportunistic and subject to fluctuation period to period.

Indexed universal life (IUL) sales in the quarter were $11 million, up from $8 million last year. The growth in IUL sales for the quarter reflects the Company's focus on the quality of new business and pricing discipline.

In the first quarter, the Company's Bermuda-based subsidiary, F&G Reinsurance Ltd (F&G Re), generated $122 million of flow reinsurance deposits, as compared to $60 million in the prior year quarter, driven by volume from existing partnerships.

Investment Management Performance
Overall, the investment portfolio is performing well and providing attractive risk-adjusted returns, benefiting from Blackstone's investment management expertise. Net investment income continues to increase over the prior year from growth in invested assets and benefits of repositioning. Alternative asset fundings were approximately $1.1 billion, or 4 percent, of the portfolio at quarter-end.
Average assets under management (AAUM)1 were $28.9 billion for the three months ended March 31, 2020. AAUM increased $3.0 billion compared to the prior year period primarily due to net new business asset flows. A rollforward of AAUM can be found in the non-GAAP measurements section of this release.

Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. Effective January 1, 2020, the Company has adopted CECL. The new accounting standard impacts accounting for expected credit losses related to reinsurance recoverable and mortgage loan assets and at the adoption date generated a one-time cumulative reduction to retained earnings of $25 million, net of tax, with offsetting reductions to the carrying value of reinsurance recoverable and mortgage loan assets. During the quarter, $29 million of expected credit losses were recognized, net of offsets, including $26 million for available-for-sale securities and $3 million for mortgage loans. The effects of realized gains and losses, including any expected credit losses, do not impact AOI1.

Net investment income was $317 million in the first quarter of 2020, up $28 million or 10 percent from the first quarter of 2019. Net investment income grew approximately $34 million from invested asset growth and $16 million from net portfolio reposition uplift, partially offset by $16 million lower floating rate income and $6 million higher planned investment expense.
The net average yield3 on new money was 4.47 percent in the quarter, inclusive of a 5 percent allocation to alternative assets. The average earned yield on the total portfolio in the first quarter was 4.38 percent for the items noted above, compared to 4.47 percent in the first quarter of 2019.
Net investment spread1 for fixed indexed annuities was 305 basis points in the first quarter of 2020, up 51 basis points to the prior year from increased portfolio yield, including alternative assets uplift, and favorable interest credited. Net investment spread1 across all products was 224 basis points, up 7 basis points to the prior year due to favorable interest credited and down 17 basis points to the sequential quarter due to lower portfolio yield.

Capital Management Highlights
•The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 425 percent as of March 31, 2020.
•GAAP book value per common share including accumulated other comprehensive loss (AOCI) at March 31, 2020 was $0.12, with 213.3 million common shares outstanding. This includes ($8.95) unfavorable movement in the GAAP book value per common share since December 31, 2019 due to the change in net unrealized loss position on available for sale securities in AOCI. The Company has seen a partial rebound of the mark-to-market impact in the early part of the second quarter.

•Book value per common share excluding AOCI1 was $6.82, which reflects ($1.59) per share reduction from mark-to-market movements. Book value per common share excluding AOCI was $8.41 before mark-to-market movements, and includes $0.15 increase from AOI available to common shareholders, offset by ($0.25) reduction from CECL adoption and allowance movement in the quarter and ($0.05) reduction from merger related expenses. A rollforward of book value per common share excluding AOCI for the quarter is shown below.

Book value per common share excluding AOCI as of December 31, 2019	$8.56
AOI available to common shareholders per diluted share(1)	$0.15
CECL adoption and allowance movement	$(0.25)
Merger related expenses	$(0.05)
Subtotal, before mark-to-market movements	$8.41
Liability-related mark-to-market movement	$(1.22)
Investment mark-to-market movement from preferred equity securities	$(0.37)
Book value per common share excluding AOCI as of March 31, 2020	$6.82

•The ($1.22) liability-related mark-to-market movement includes FIA embedded derivatives, fair value accounting for international subsidiaries and the preferred shares remarketing embedded derivative. The ($0.37) investment mark-to-market movement reflects unrealized losses on preferred equity securities.

•The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on June 8, 2020, to shareholders of record as of the close of business on May 26, 2020.

Agreement and Plan of Merger with Fidelity National Financial, Inc. (NYSE: FNF)
On February 7, 2020, F&G and FNF entered into a merger agreement pursuant to which FNF will acquire F&G for $12.50 per share, representing an equity value of approximately $2.7 billion. The joint press release can be found on F&G's investor relations website at investors.fglife.bm.
The transaction is expected to close by the end of the second quarter of 2020, and no later than the beginning of the third quarter of 2020, subject to the satisfaction of customary closing conditions, including the receipt of regulatory clearances and approval by F&G shareholders.
Following the merger announcement, the company's ratings were placed on CreditWatch Positive by S&P Global Ratings, Review for upgrade by Moody's Investors Service and Rating Watch Positive by Fitch Ratings.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Thursday, May 7, 2020 at 10:00 a.m. ET to discuss first quarter 2020 results. The event can be accessed the following ways:
•For conference call, dial 800.263.0877 (U.S. callers) or 646.828.8143 (International callers). The access code is 8276409.
•A replay of the event will be available through May 28, 2020 by dialing 888.203.1112 (U.S. callers) or 719.457.0820 (International callers). The access code is 8276409.
•For live and archived internet webcast, visit investors.fglife.bm/investors.
•As a result of the pending transaction with FNF, there will not be a live question and answer session.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2020 - $22,836; December 31, 2019 - $22,914 and allowance for expected credit losses: March 31, 2020 - $44; December 31, 2019 - $0)	$21,140	$23,726
Equity securities, at fair value (cost: March 31, 2020 - $1,052; December 31, 2019 - $1,069)	915	1,071
Derivative investments, at fair value	188	587
Mortgage loans (allowance for expected credit losses: March 31, 2020 - $12; December 31, 2019 - $0)	1,769	1,267
Other invested assets	1,491	1,303
Total investments	25,503	27,954
Cash and cash equivalents	776	969
Accrued investment income	251	228
Funds withheld for reinsurance receivables at fair value	2,050	2,172
Reinsurance recoverable (allowance for expected credit losses: March 31, 2020 - $22; December 31, 2019 - $0)	3,186	3,213
Intangibles, net	2,029	1,455
Deferred tax assets, net	264	61
Goodwill	467	467
Other assets	211	195
Total assets	$34,737	$36,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$26,226	$25,684
Future policy benefits, including $1,904 and $1,953 at fair value at March 31, 2020 and December 31, 2019, respectively	5,658	5,735
Funds withheld for reinsurance liabilities	821	831
Liability for policy and contract claims	73	71
Debt	543	542
Other liabilities	944	1,108
Total liabilities	34,265	33,971

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 437,841 and 429,789 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,972,605 and 221,807,598 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	2,041	2,031
Retained earnings (Accumulated deficit)	(72)	300
Accumulated other comprehensive income (loss)	(1,428)	481
Treasury stock, at cost (8,652,400 shares at March 31, 2020 and December 31, 2019)	(69)	(69)
Total shareholders' equity	472	2,743
Total liabilities and shareholders' equity	$34,737	$36,714

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2020	March 31, 2019
	(Unaudited)	(Unaudited)
Revenues:
Premiums	$10	$16
Net investment income	317	289
Net investment gains (losses)	(692)	240
Insurance and investment product fees and other	30	55
Total revenues	(335)	600
Benefits and expenses:
Benefits and other changes in policy reserves	(41)	339
Acquisition and operating expenses, net of deferrals	96	44
Amortization of intangibles	(61)	29
Total benefits and expenses	(6)	412
Operating income (loss)	(329)	188
Interest expense	(8)	(8)
Income (loss) before income taxes	(337)	180
Income tax (expense) benefit	(1)	(9)
Net income (loss)	$(338)	$171
Less Preferred stock dividend	8	8
Net income (loss) available to common shareholders	$(346)	$163

Net income (loss) per common share:
Basic	$(1.62)	$0.74
Diluted	$(1.62)	$0.74

Weighted average common shares used in computing net income (loss) per common share:
Basic	213.16	219.65
Diluted	213.16	219.68

Cash dividend per common share	$0.01	$0.01

RECONCILIATION OF BOOK VALUE PER COMMON SHARE AND BOOK VALUE PER COMMON SHARE EXCLUDING AOCI(1)

(In millions, except per share data)	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$472	$2,743
Less: AOCI	(1,428)	481
Less: Preferred equity	446	438
Total common shareholders' equity excluding AOCI (1)	$1,454	$1,824

Total common shares outstanding	213.32	213.16

Book value per common share including AOCI (1)	$0.12	$10.81
Book value per common share excluding AOCI(1)	$6.82	$8.56

RECONCILIATION OF ROE TO ADJUSTED OPERATING ROE(1)

	Twelve Month Rolling Average ROE
	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Return on average common shareholders' equity	(2.2)%	29.4%
AOCI	0.1%	0.3%
Return on average common shareholders' equity, excluding AOCI (1)	(2.1)%	29.7%

Aggregate adjustments to arrive at AOI available to common shareholders' (4)	18.9%	(9.7)%
Adjusted Operating return on common shareholders' equity, excluding AOCI (1)	16.8%	20.0%

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT (AAUM)(1) (Unaudited)

(In billions)	AAUM YTD
AAUM as of March 31, 2019	$25.9
Net new business asset flows	2.4
Reinsurance transactions	0.9
Reinsurance cession to Kubera	(0.2)
Purchase accounting mark-to-market valuation of investment portfolio	(0.1)
AAUM as of March 31, 2020	$28.9

Footnotes:
(1)Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
(2)Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.
(3)Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.
(4)Refer to 'Reconciliation from Net Income (Loss) to AOI' for further details on individual adjustments.

Non-GAAP Measures
The following represents the definitions of non-GAAP measures used by the FGL Holdings.
Adjusted Operating Income (AOI)
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment ("OTTI") losses recognized in operations, but excluding realized gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative, and
(v) the effect of integration, merger related & other non-operating items.

Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

AOI Available to Common Shareholders

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders' Equity Excluding AOCI

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net Investment Spread

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
Average Assets Under Management (AAUM)

AAUM is calculated as the sum of:
(i) total invested assets at amortized cost, excluding derivatives;
(ii) related party loans and investments;
(iii) accrued investment income;
(iv) funds withheld at fair value;
(v) the net payable/receivable for the purchase/sale of investments, and
(iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Investment Book Yield
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders' Equity

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders' Equity Excluding AOCI

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share (including and excluding AOCI)

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales (FIA Sales and Total Retail Annuity Sales)
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility; credit market volatility or disruption; the impact of credit risk of our counterparties; volatility or decline in the market price of our ordinary shares could impair our ability to raise necessary capital; changes in our assumptions and estimates regarding the amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; changes in our methodologies, estimates and assumptions regarding our valuation of investments and the determinations of the amounts of allowances and impairments; changes in our valuation allowance against our deferred tax assets, and restrictions on our ability to fully utilize such assets; the accuracy of management’s reserving assumptions; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us (including dividends or payments on surplus notes those subsidiaries issue to us); the ability to maintain or obtain approval of Iowa Insurance Division ("IID") and other regulatory authorities as required for our operations and those of our insurance subsidiaries; the impact of the "fiduciary" rule proposals on the Company, its products, distribution and business model; changes in the federal income tax laws and regulations which may affect the relative income tax advantages of our products; changes in tax laws which affect us and/or our shareholders; potential adverse tax consequences if we are treated as a passive foreign investment company; the impact on our business of new accounting rules or changes to existing accounting rules; our potential need and our insurance subsidiaries’ potential need for additional capital to maintain our and their financial strength and credit ratings and meet other requirements and obligations; our ability to successfully acquire new companies or businesses and integrate such acquisitions into our existing framework; the impact of potential litigation, including class action litigation; our ability to protect our intellectual property; our ability to maintain effective internal controls over financial reporting; of restrictions in the Company's debt instruments on its ability to operate its business, finance its capital needs or pursue or expand its business strategies; our ability and our insurance subsidiaries’ ability to maintain or improve financial strength ratings; the performance of third parties including third party administrators, independent distributors, underwriters, actuarial consultants and other outsourcing relationships; the loss of key personnel; interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems; our exposure to unidentified or unanticipated risk not adequately addressed by our risk management policies and procedures; the impact on our business of natural and man-made catastrophes, pandemics, and malicious and terrorist acts; the pandemic caused by the spread of COVID-19, which could have an adverse impact on our financial condition and results of operations and other aspects of our business; our ability to compete in a highly competitive industry; our ability to attract and retain national marketing organizations and independent agents; our subsidiaries’ ability to pay dividends to us; the occurrence of any event, change or other circumstances that could give rise to the termination of our merger agreement with FNF; the outcome of any legal proceedings that may be instituted against us or FNF following the announcement of the merger agreement and the transactions contemplated therein; the inability to complete the transactions contemplated by the merger agreement, including due to failure to obtain approval of our shareholders or other conditions to closing in the merger agreement; delays in obtaining or the inability to obtain necessary regulatory approvals (including approval from insurance regulators) required to complete the transactions contemplated by the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transactions contemplated by the merger agreement to fail to close; the risk that the transactions contemplated by the merger agreement disrupt our or FNF’s current plans and operations as a result of the announcement thereof; the ability to recognize the anticipated benefits of the transactions contemplated by the merger agreement, which may be affected by, among other things, competition, the ability of our and FNF’s management to grow and manage their respective businesses profitably and to retain their key employees; costs related to the transactions contemplated by the merger agreement; changes in applicable laws or regulations; the risk that the transactions contemplated by the merger agreement will not qualify for their intended tax treatment; adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the transactions contemplated by the merger agreement, cause the terms of such transactions to be modified or change the anticipated tax consequences of such transactions; the possibility that we or FNF may be adversely affected by other economic, business, and/or competitive factors, as well as the impact on the business, operations, results of operations and trading prices of our and FNF’s shares arising out of the COVID-19 outbreak; and the other factors discussed in “Risk Factors” of our 2019 Form 10-K and other risks and uncertainties identified in our and FNF’s filings with the SEC, which can be found at the SEC's website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Jon Bayer
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings